Exhibit 1(a)(ix)

MINUTES OF THE 331ST MEETING OF THE

BOARD OF DIRECTORS OF

CPFL ENERGIA S.A.

HELD ON 14 NOVEMBER 2017

1. DATE, TIME, AND PLACE: On the 14th day of the month of November, 2017, at 5 p.m., at Rodovia Engenheiro Miguel Noel Nascentes Burnier, km 2.5, parte, Parque São Quirino, in the City of Campinas, State of São Paulo.

2. CALL: Call made pursuant to paragraph 3 of art. 17 of the Bylaws of CPFL Energia.

3. ATTENDANCE: The totality of the members of the Board of Directors (“Board”) of the Company.

4. CHAIRPERSONS: President – Hu Yuhai and Secretary – Gustavo Sablewski.

5. ORDER OF THE DAY: Review, discuss, and resolve, in compliance with art. 17 (aa) of the Bylaws of CPFL Energia S.A. (“Company”), and section 4.8 of the New Market Listing Regulation of B3 – Brasil, Bolsa, Balcão (“B3”), the issue of previous opinion regarding the public offer for acquisition of up to the totality of the common shares issued by CPFL Energia outstanding in the market (“Offer”), formulated by State Grid Brazil Power Participações S.A. in view of the alienation of the equity control of the Company, under the terms of art. 34 of the Bylaws of the Company, section 8.1 of the New Market Regulation of B3, and art. 254-A of Law No. 6.404/76, according to notice of the Offer published on 31 October 2017 in the Valor Econômico newspaper (“Notice”).

6. RESOLUTIONS MADE: The members of the Board resolved, preliminarily, the drawing of these minutes in the form of summary, being ensured the right of presentation of pronouncements and dissents, which accompany the present minutes as annex and will be filed at the registered office of the Company, and approval of its publication, in the form of extract, with the omission of the signatures of the members of the Board.

ATA DA 331ª REUNIÃO DO

CONSELHO DE ADMINISTRAÇÃO DA

CPFL ENERGIA S.A.

REALIZADA EM 14 DE NOVEMBRO DE 2017

1. DATA, HORA E LOCAL: Aos 14 dias do mês de novembro de 2017, às 17h00min, na Rodovia Engenheiro Miguel Noel Nascentes Burnier, km 2,5, parte, Parque São Quirino, na cidade de Campinas, Estado de São Paulo.

2. CONVOCAÇÃO: Convocada na forma do parágrafo 3º do art. 17 do Estatuto Social da CPFL Energia.

3. PRESENÇAS: A totalidade dos membros do Conselho de Administração (“Conselho”).

4. MESA: Presidente – Hu Yuhai e Secretário – Gustavo Sablewski

5. ORDEM DO DIA: Analisar, discutir e deliberar, em atendimento ao art. 17, alínea (aa) do Estatuto Social da CPFL Energia S.A. (“Companhia”) e do item 4.8 do Regulamento de Listagem do Novo Mercado da B3 – Brasil, Bolsa, Balcão (“B3”), a emissão de parecer prévio a respeito da oferta pública de aquisição de até a totalidade das ações ordinárias de emissão da CPFL Energia em circulação no mercado (“Oferta”), formulada pela State Grid Brazil Power Participações S.A. em virtude da alienação do controle acionário da Companhia, nos termos do art. 34 do Estatuto Social da Companhia, do item 8.1 do Regulamento do Novo Mercado da B3 e do art. 254-A da Lei nº 6.404/76, de acordo com o edital da Oferta, publicado em 31 de outubro de 2017 no jornal Valor Econômico (“Edital”).

6. DELIBERAÇÕES TOMADAS: Os membros do Conselho deliberaram, preliminarmente, a lavratura desta ata na forma de sumário, facultado o direito de apresentação de manifestações e dissidências, que acompanham a presente ata como anexo e ficarão arquivadas na sede da Companhia, e aprovada sua publicação, sob a forma de extrato, com a omissão das assinaturas dos conselheiros.

Ensuing, and in view of the reception of correspondence from the controlling shareholder of the Company, informing, as disclosed by means of Material Facts on October 30 and 31, 2017, that (i) on 26 October 2017 the Securities and Exchange Commission (“CVM”) had granted the registration of the Offer; and (ii) the Notice was published on the edition of 31 October 2017 of the Valor Econômico newspaper, with the availability, on the same date, at the websites of the Company, of CVM, of B3, of the U.S. Securities and Exchange Commission, and of the financial institutions Banco Santander (Brasil) S.A. and Bank of America Merrill Lynch Banco Múltiplo S.A., the Board, after reviewing and discussing the subject matter contained in the Order of the Day, resolved, by unanimity of votes and without any restrictions, to approve the issue of previous opinion favorable to the acceptance of the Offer, in the form contained in Annex I of these present minutes.

6. CLOSING: Having no further issues to address, the meeting was adjorned, from which these present minutes were drawn and, after being read and approved, were signed by the attending members and by the Secretary.

For legal purposes, the Portuguese version shall prevail.

Campinas, 14 November 2017.

Yuhai Hu

Yang Qu

Andre Dorf

Antonio Kandir

Em seguida, e tendo em vista o recebimento de correspondência do acionista controlador da Companhia informando, conforme divulgado por meio de Fatos Relevantes em 30 e 31 de outubro de 2017, que (i) em 26 de outubro de 2017 a Comissão de Valores Mobiliários (“CVM”) deferiu o registro da Oferta; e (ii) o Edital foi publicado na edição do dia 31 de outubro de 2017 do jornal Valor Econômico, tendo sido disponibilizado, na mesma data, nos websites da Companhia, da CVM, da B3, da U.S. Securities and Exchange Commission e das instituições financeiras Banco Santander (Brasil) S.A. e Bank of America Merrill Lynch Banco Múltiplo S.A., o Conselho, após examinar e debater a matéria constante da Ordem do Dia, deliberou, por unanimidade dos votos e sem quaisquer restrições, aprovar a emissao de parecer prévio favorável à aceitação da Oferta, na forma constante do Anexo I à presente ata.

6. ENCERRAMENTO: Nada mais havendo a tratar, encerrou-se a reunião, da qual se lavrou a presente ata que, lida e aprovada, segue assinada pelos Conselheiros presentes e pela Secretária.

Para efeitos legais, a versão em português deverá prevalecer.

Campinas, 14 de novembro de 2017.

Daobiao Chen

Yumeng Zhao

Marcelo Amaral Moraes

Gustavo Sablewski

Secretário

ANNEX I

OPINION OF THE BOARD OF DIRECTORS OF

CPFL ENERGIA S.A.

About the mandatory public offer for acquisition

of common shares placed by the State Grid Brazil

Power Participações S.A.

In compliance with the provision in section 4.8 of the
New Market Listing Regulation of B3 – Brasil, Bolsa, Balcão
(“Novo Mercado Regulation”) and in article 17 (aa) of the Bylaws of CPFL Energia S.A. (“CPFL Energia” or “Company”), the Board
of Directors presents its opinion in relation to the public offer for acquisition of up to the totality of the common shares issued by
CPFL Energia outstanding in the market (“Offer”), formulated by the State Grid Brazil Power Participações S.A. (“Offerer” or “State
Grid Brazil”) as a result of the alienation of control of the
Company, with intermediation of Banco Santander (Brasil) S.A.
and Bank of America Merrill Lynch Banco Múltiplo S.A.,
according to provision in the Notice of the Offer, published on
31 October 2017 in the Valor Econômico newspaper (“Notice”), and in compliance with provision in article 254-A of Law
No. 6.404/76 (“Law of Corporations”), in article 29 of Instruction
CVM No. 361/02, in section 8.1 of the Novo Mercado Regulation, and in article 34 of the Bylaws of CPFL Energia.

All documents relative to the Offer have been
made available at the websites of the Company
(http://cpfl.riweb.com.br/), of the Securities and Exchange
Commission (“CVM”) (www.cvm.gov.br), of B3 S.A. – Brasil,
Bolsa, Balcão (“B3”) (www.b3.com.br), of the U.S. Securities and
Exchange Commission (www.sec.gov), of Banco Santander
(Brasil) S.A. (https://www.santander.com.br/br/pessoa-juridica/
corporate-finance/ofertas-em-andamento) and of Bank of America
Merrill Lynch Banco Múltiplo S.A. (http://www.merrilllynch-
brasil.com.br/).

ANEXO I

PARECER DO CONSELHO DE ADMINISTRAÇÃO DA

CPFL ENERGIA S.A.

Sobre a oferta pública obrigatória de aquisição de

ações ordinárias lançada

por State Grid Brazil Power Participações S.A.

Em cumprimento ao disposto no item 4.8 do
Regulamento de Listagem do Novo Mercado da B3 – Brasil,
Bolsa, Balcão (“Regulamento do Novo Mercado”) e no artigo
17, alínea (aa), do Estatuto Social da CPFL Energia S.A.
(“CPFL Energia” ou “Companhia”), o Conselho de
Administração apresenta seu parecer a respeito da oferta
pública de aquisição de até a totalidade das ações ordinárias de emissão da CPFL Energia em circulação no mercado
(“Oferta”), formulada pela State Grid Brazil Power
Participações S.A. (“Ofertante” ou “State Grid Brazil”) em
decorrência da alienação do controle da Compahia, com
intermediação do Banco Santander (Brasil) S.A. e do Bank of
America Merrill Lynch Banco Múltiplo S.A., de acordo com o
disposto no edital da Oferta, publicado em 31 de outubro de
2017 no jornal Valor Econômico (“Edital”), e em atendimento
ao disposto no artigo 254-A da Lei nº 6.404/76 (“Lei das
S.A.”), no artigo 29 da Instrução CVM nº 361/02, no item 8.1 do Regulamento do Novo Mercado e no artigo 34 do Estatuto
Social da CPFL Energia.

Todos os documentos relacionados à Oferta
foram disponibilizados nos websites da Companhia
(http://cpfl.riweb.com.br/), da Comissão de Valores Mobiliários
(“CVM”) (www.cvm.gov.br), da B3 S.A. – Brasil, Bolsa,
Balcão (“B3”) (www.b3.com.br), da U.S. Securities and
Exchange Commission (www.sec.gov), do Banco Santander
(Brasil) S.A. (https://www.santander.com.br/br/pessoa-juridica/
corporate-finance/ofertas-em-andamento) e do Bank of America
Merrill Lynch Banco Múltiplo S.A. (http://www.merrilllynch-
brasil.com.br/).

1. THE OFFER AND THE FACTS THAT PRECEDED THIS OPINION

1.1. Alienation of the control and ingress of the State Grid Brazil in the Company

As disclosed to the market in the notices of Material Facts of CPFL Energia on July 1st and September 2nd, 2016, the former shareholder integrating the control block, Camargo Corrêa S.A. (“CCSA”), accepted a proposal from the State Grid International Development Limited, controlling stockholder of the State Grid Brazil, for acquisition of the totality of its interest associated with the control block of the Company (“Transaction”).

The Transaction involved (i) indirect sale of 234,086,204 (two hundred and thirty-four million, eighty-six thousand, two hundred and four) shares, and (ii) direct sale of 5,869,876 (five million, eight hundred and sixty-nine thousand, eighty hundred an seventy-six) shares issued by CPFL Energia and held by CCSA, all for the price of Twenty-five reais (R$25.00) per share, subject to certain adjustments, namely: (a) the addition of approximately R$0.001879503 per day, as of 1st January 2016 (inclusive), up to the date of the closing of the Transaction, inclusive; and (b) subtration of any amount per share distributed by CPFL Energia to its shareholders in the quality of dividends or other income in cash as of 1st January 2016 up to the closing of the Transaction (except for dividend in cash declared on 29 April 2016).

CCSA also informed that the conclusion of the Transaction was subject to the satisfaction of certain conditions, including obtaining due approvals by the Administrative Council of Economic Defense – CADE and by the National Agency of Electric Energy – ANEEL, and that to the other members of the control block of the Company would be assured the possibility of the exercise (i) of its right of preference for acquisition of the shares object of the Transaction; or (ii) its right to sell jointly with CCSA and its subsidiary the shares issued by CPFL Energia of its own titleship associated with the control block.

On 22 September 2016, the Company published a notice of Material Fact communicating the content of the decision from the General Superintendent of the Administrative Council of Economic Defense – CADE, approving the Transaction and the public offer for acquisition of the resulting shares, and on September 22 and 28, 2016,

1. A OFERTA E OS FATOS QUE ANTECEDERAM ESTE PARECER

1.1. Alienação do controle e ingresso da State Grid Brazil na Companhia

Conforme divulgado ao mercado nos avisos de Fato Relevante da CPFL Energia de 01 de julho e 02 de setembro de 2016, a então acionista integrante do bloco de controle, Camargo Corrêa S.A. (“CCSA”) aceitou uma proposta da State Grid International Development Limited, acionista controladora da State Grid Brazil, para aquisição da totalidade de sua participação societária vinculada ao bloco de controle da Companhia (“Transação”).

A Transação envolvia a venda (i) indireta de 234.086.204 (duzentas e trinta e quatro milhões, oitenta e seis mil, duzentas e quatro) ações e (ii) direta de 5.869.876 (cinco milhões, oitocentos e sessenta e nove mil, oitocentos e setenta e seis) ações de emissão da CPFL Energia detidas pela CCSA, todas pelo preço de R$ 25,00 (vinte e cinco reais) por ação, sujeito a certos ajustes, a saber: (a) o acréscimo de aproximadamente R$ 0,001879503, por dia, a partir de 1º de janeiro de 2016 (inclusive) até a data do fechamento da Transação, inclusive; e (b) a subtração de qualquer montante por ação distribuído pela CPFL Energia a seus acionistas a título de dividendos ou outros proventos em dinheiro a partir de 1º de janeiro de 2016 e até o fechamento da Transação (exceto pelo dividendo em dinheiro declarado em 29 de abril de 2016).

A CCSA também informara que a conclusão da Transação estava sujeita à satisfação de determinadas condições, incluindo a obtenção das devidas aprovações pelo Conselho Administrativo de Defesa Econômica – CADE e pela Agência Nacional de Energia Elétrica – ANEEL, e que aos demais integrantes do bloco de controle da Companhia seria assegurada a possibilidade de exercerem (i) seu direito de preferência para aquisição das ações objeto da Transação; ou (ii) seu direito de vender em conjunto com a CCSA e sua subsidiária as ações de emissão da CPFL Energia de sua titularidade vinculadas ao bloco de controle.

Em 22 de setembro de 2016, a Companhia divulgou aviso de Fato Relevante comunicando o teor da decisão do Superintendente Geral do Conselho Administrativo de Defesa Econômica – CADE no sentido de aprovar a Transação e a oferta pública de aquisição de ações que dela decorreria, e, em 22 e 28 de setembro de 2016, noticiou, também por meio de avisos the Company informed, also via notices of Material Fact, the exercise of the right of the aforementioned joint sale by the other shareholders integrating the control block, Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Energia São Paulo Fundo de Investimento em Ações,[1] thus deciding for the alienation of the shares held under the same conditions of the Transaction agreed by CCSA.

Finally, on 13 December 2016, CPFL Energia published a notice of Material Fact informing the authorization granted by the National Agency of Electric Energy – ANEEL for the transfer of shares held by the shareholders controlling the Company to the State Grid Brazil, fulfilling the last condition prior to the implementation of the Transaction.

The Transaction was concluded on 23 January 2017, having been duly disclosed, on the same date, via notice of Material Fact published by the Company.

As a result, the State Grid Brazil acquiired, directly and indirectly, 556,164,817 (five hundred and fifty-six million, one hundred and sixty-four thousand, eight hundred and seventeen) common shares issued by CPFL Energia, representative of approximately 54.64% (fifty-four point sixty-four percent) of its voting and total capital, at a price of Twenty-five reais and fifty-one cents (R$25.51) per share, as a result of the applicable adjustments, totaling approximately R$14.19 billion the total price paid for the acquired shares.

1.2. Request for registration and general aspects of the Offer

Once the Transaction was concluded, State Grid Brazil informed, initially, on 16 February 2017, its intention to promote, together with the Offer, (i) the cancellation of the registration of CPFL Energia as an open corporation category “A” before CVM, upon its conversion into category “B”, under the terms in Instruction CVM No. 480/09; and (ii) the exit of CPFL Energia from the Novo Mercado of B3, under the terms in article 4, §4, of the Leis das S.A., and procedures established in articles 16 to 25 of Instrution CVM No. 361/02 and in the Novo Mercado Regulation (“OPA Unified”).

de Fato Relevante, o exercício do direito de venda conjunta acima referido pelos demais acionistas integrantes do bloco de controle, Caixa de Previdência dos Funcionários do Banco do Brasil – Previ e Energia São Paulo Fundo de Investimento em Ações,[2] decidindo, assim, pela alienação das ações detidas nas mesmas condições da Transação acordada pela CCSA.

Finalmente, em 13 de dezembro de 2016, a CPFL Energia divulgou aviso de Fato Relevante informando a autorização concedida pela Agência Nacional de Energia Elétrica – ANEEL para a transferência das ações detidas pelos acionistas então controladores da Companhia à State Grid Brazil, implementando-se a última condição precedente à implementação da Transação.

A Transação foi concluída em 23 de janeiro de 2017, tendo sido devidamente divulgada, na mesma data, por aviso de Fato Relevante publicado pela Companhia.

Como resultado, a State Grid Brazil adquiriu, direta e indiretamente, 556.164.817 (quinhentas e cinquenta e seis milhões, cento e sessenta e quatro mil, oitocentas e dezessete) ações ordinárias de emissão da CPFL Energia, representativas de, aproximadamente, 54,64% (cinquenta e quatro vírgula sessenta e quatro por cento) de seu capital votante e total, a um preço de R$ 25,51 (vinte e cinco reais e cinquenta e um centavos) por ação, em decorrência dos ajustes aplicáveis, totalizando cerca de R$ 14,19 bilhões o preço total pago pelas ações adquiridas.

1.2. Pedido de registro e aspectos gerais da Oferta

Concluída a Transação, a State Grid Brazil informou inicialmente, em 16 de fevereiro de 2017, sua intenção de promover, em conjunto com a Oferta, (i) o cancelamento do registro da CPFL Energia como companhia aberta categoria “A” perante a CVM mediante sua conversão para categoria “B”, nos termos da Instrução CVM nº 480/09; e (ii) a saída da CPFL Energia do Novo Mercado da B3, nos termos do artigo 4º, § 4º, da Lei das S.A. e dos procedimentos previstos nos artigos 16 a 25 da Instrução CVM nº 361/02 e no Regulamento do Novo Mercado (“OPA Unificada”).

[1]	Together with its investors, i.e., Fundação CESP, Fundação Sistel de Seguridade Social, Fundação Petrobras de Seguridade Social – PETROS and Fundação SABESP de Seguridade Social – SABESPREV
[2]	Em conjunto com seus investidores, notadamente, Fundação CESP, Fundação Sistel de Seguridade Social, Fundação Petrobras de Seguridade Social – PETROS e Fundação SABESP de Seguridade Social – SABESPREV

At the same time, the State Grid Brazil also communicated its intention to terminate the deposit agreement with the American escrow holder of the shares of the Company, with the subsequent removal of CPFL Energia from the New York Securities Exchange and cancellation of its registration as an public held company in the United States.

Later, on 23 February 2017, the Offerer informed that it had filed the documentation relative to the OPA Unified at CVM, and that it reserved to itself “the right to offer only OPA by Alienation of Control and to cancel the OPA for Conversion of Registration and OPA for Exit from the Novo Mercado, in case the Offer Price [was] lower than the fair value of the shares of the Company, calculated in the appraisal report to be prepared for the OPA for Conversion of Registration and OPA for Exit from the Novo mercado, according to the applicable regulation.”

Yet, on 23 February 2017, the Board of Directors of the Company resolved, by unanimity of votes and without any restrictions, to approve (i) the presentation to the Extraordinary General Meeting of the Company of a triple list of specialized companies for preparation of the appraisal report of the shares issued by the Company in the scope of the OPA Unified, composed by Banco de Investimentos Credit Suisse (Brasil) S.A., BNP Paribas Brasil S.A. and Deutsche Bank S.A. – German Bank; and (ii) the call of an Extraordinary General Meeting to resolve on (a) the cancellation of registration of the Company before the Securities and Exchange Commission as issuer of securities registered on category “A”, and its conversion to category “B”, as well as the exit of the Company from the segment of Novo Mercado listing of B3; and (b) the selection of the specialized company responsible for preparation of the appraisal report within those contained in the triple list presented by the Board of Directors.

On 27 March 2017, the shareholders of the Company approved (i) in a voting reserved for the holders of outstanding shares, under the terms in section 10.1.1 of the New Market Regulation, the selection of Banco de Investimento Credit Suisse

Na mesma oportunidade, a State Grid Brazil também comunicou sua pretensão de rescindir o contrato de depósito com o agente depositário americano das ações da Companhia, com a subsequente retirada da CPFL Energia da New York Securities Exchange e cancelamento de seu registro como companhia aberta nos Estados Unidos.

Posteriormente, em 23 de fevereiro de 2017, a Ofertante informou que havia protocolado a documentação relativa à OPA Unificada junto à CVM, e que se reservava “o direito de lançar apenas a OPA por Alienação de Controle e cancelar a OPA para Conversão de Registro e OPA para Saída do Novo Mercado caso o Preço da Oferta [fosse] inferior ao valor justo das ações da Companhia, apurado no laudo de avaliação a ser elaborado para efeito da OPA para Conversão de Registro e OPA para Saída do Novo Mercado, de acordo com a regulamentação aplicável.”

Ainda em 23 de fevereiro de 2017, o Conselho de Administração da Companhia deliberou, por unanimidade dos votos e sem quaisquer restrições, aprovar (i) a apresentação à assembleia geral extraordinária da Companhia de lista tríplice de empresas especializadas para fins da elaboração do laudo de avaliação das ações de emissão da Companhia no âmbito da OPA Unificada, composta por Banco de Investimentos Credit Suisse (Brasil) S.A., BNP Paribas Brasil S.A. e Deutsche Bank S.A. – Banco Alemão; e (ii) a convocação de uma assembleia geral extraordinária para deliberar sobre (a) o cancelamento de registro da Companhia perante a Comissão de Valores Mobiliários como emissora de valores mobiliários registrada na categoria “A”, e sua conversão para categoria “B”, bem como a saída da Companhia do segmento de listagem do Novo Mercado da B3; e (b) a escolha da empresa especializada responsável pela elaboração do laudo de avaliação dentre aquelas constantes da lista tríplice apresentada pelo Conselho de Administração.

Em 27 de março de 2017, os acionistas da Companhia aprovaram (i) em votação reservada aos titulares de ações em circulação, nos termos do item 10.1.1

(Brasil) S.A. for preparation of the report appraising the economic value of the shares of the Company for the purposes of the OPA Unified; (ii) the cancellation of registration of the Company before the Securities and Exchange Commission – CVM as issuer of securities under category “A”, and its conversion into category “B” and (iii) the exit of the Company from the segment of the New Market listing of B3, the two latter conditioned to the terms and conditions of the OPA Unified.

On 7 July 2017, however, the Offerer communicated to the Company—which in turn disclosed the information to the shareholders and to the market in general—that it had taken the decision to proceed only with the Offer required by force of the alienation of the control of CPFL Energia, desisting from the conversion of registration of the Company before CVM from category “A” to category “B” and exit from the Novo Mercado.

On 26 October 2017, CVM granted the registration of the Offer and, on 31 October 2017, the Offerer published the Notice of the Offer, under the following general terms:

(i) Shares object of the offer: up to the totality of the common shares issued by the Company, except those held directly or indirectly by the Offerer, corresponding to 461,749,929 (four hundred and sixty-one million, seven hundred and forty-nine thousand, nine hundred and twenty-nine) common shares, representative of approximately 45.36% of the total and voting capital stock of the Company.

(ii) Price: Twenty-five reais and fifty-one cents (R$25.51) per share, to be adjusted by the variation of the Reference Rate of the Special System of Liquidation and Custody (“Selic Rate”), calculated pro rata temporis, from the date of the closing of the Transaction, 23 January 2017, up to the date of payment of the auction of the Offer.

(iii) Validity: Thirty (30) days, as of 31 October 2017, ending on 30 November 2017, the day appointed for conduction of the auction of the Offer.

do Regulamento do Novo Mercado, a escolha do Banco de Investimento Credit Suisse (Brasil) S.A. para elaboração do laudo de avaliação do valor econômico das ações da Companhia para os fins da OPA Unificada; (ii) o cancelamento do registro da Companhia perante a Comissão de Valores Mobiliários – CVM como emissora de valores mobiliários categoria “A”, e sua conversão para categoria “B” e (iii) a saída da Companhia do segmento de listagem do Novo Mercado da B3, os dois últimos condicionados aos termos e condições da OPA Unificada.

Em 7 de julho de 2017, contudo, a Ofertante comunicou à Companhia — que, por sua vez, divulgou a informação aos acionistas e ao mercado em geral — que tomara a decisão de prosseguir apenas com a Oferta requerida por força da alienação de controle da CPFL Energia, desistindo da conversão do registro da Companhia perante a CVM de categoria “A” para categoria “B” e da saída do Novo Mercado.

Em 26 de outubro de 2017 a CVM deferiu o registro da Oferta e, em 31 de outubro de 2017, a Ofertante publicou o Edital da Oferta, com os seguintes termos gerais:

(i) Ações objeto da oferta: até a totalidade das ações ordinárias de emissão da Companhia, excetuadas aquelas detidas direta ou indiretamente pela Ofertante, correspondentes a 461.749.929 (quatrocentas e sessenta e um milhões, setecentos e quarenta e nove mil, novecentos e vinte e nove) ações ordinárias, respresentativas de aproximadamente 45,36% do capital social total e votante da Companhia.

(ii) Preço: R$ 25,51 (vinte e cinco reais e cinquenta e um centavos) por ação, a ser ajustado pela variação da Taxa Referencial do Sistema Especial de Liquidação e Custódia (“Taxa Selic”), calculada pro rata temporis, desde a data de fechamento da Transação, 23 de janeiro de 2017, até a data da liquidação do leilão da Oferta.

(iii) Validade: 30 (trinta) dias, contados a partir de 31 de outubro de 2017, e encerrando-se no dia 30 de novembro de 2017, data prevista para a realização do leilão da Oferta.

2. SCOPE OF THIS OPINION

This opinion has the view of the Board of Directors of the Company on the acceptance or rejection, by the shareholders of the Company, of the Offer, purposed to comply with provision in section 4.8 of the Regulation of the New Market, and article 17 (aa) of the Bylaws of the Company, which establish, respectively, the following:

“4.8. The Board of Director of the Company will prepare and make public a previous opinion based on each and any public offer for acquisition having as object shares issued by the Company, on which it will proclaim about: (i) the suitability and opportunity of the offer as to the interest of all shareholders and in relation to the liquidity of the securities under their titleship; (ii) the repercussion of the offer regarding the interests of the Company; (iii) the strategic plans disclosed by the offerer in relation to the Company; and (iv) other aspects deemed pertinent. In the opinion, the Board of Directors will provide a grounded opinion favorable or contrary to the acceptance of the public offer for acquisition of shares, warning that it is responsibility of each shareholder the final decision on the acceptance, or not, of the referred offer.”

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“Art. 17. The Board of Directors is responsible for: (...) (aa) pronouncing favorably or contrary to any public offer for acquisition of shares having as object the shares issued by the Company, by means of an previous grounded opinion, disclosed in up to fifteen (15) days as of the publication of the notice of public offer for acquisition of shares, which must address, at least (i) the suitability and opportunity of the public offer for acquisition of shares as to the interest of all shareholders and in relation to the liquidity of the securities under their titleship; (ii) the repercussion of the public offer for acquisition of shares on the interests of the Company; (iii) the strategic plans disclosed by the offerer in relation to the Company; (iv) other aspects that the Board of Directors may deem pertinent, as well as the information required by the applicable rules established by CVM;”

2. ESCOPO DESTE PARECER

Este parecer contém a opinião do Conselho de Administração da Companhia sobre a aceitação ou rejeição, pelos acionistas da Companhia, da Oferta, e tem por objetivo atender ao disposto no item 4.8 do Regulamento do Regulamento do Novo Mercado e no artigo 17, alínea (aa), do Estatuto Social da Companhia, os quais estabelecem, respectivamente, que:

“4.8. O Conselho de Administração da Companhia deverá elaborar e tornar público parecer prévio fundamentado sobre toda e qualquer oferta pública de aquisição que tenha por objeto as ações de emissão da Companhia, no qual se manifestará: (i) sobre a conveniência e oportunidade da oferta quanto ao interesse do conjunto dos acionistas e em relação à liquidez dos valores mobiliários de sua titularidade; (ii) sobre as repercussões da oferta sobre os interesses da Companhia; (iii) quanto aos planos estratégicos divulgados pelo ofertante em relação à Companhia; e (iv) outros pontos que considerar pertinentes. No parecer, o Conselho de Administração deverá manifestar opinião fundamentada favorável ou contrária à aceitação da oferta pública de aquisição de ações, alertando que é responsabilidade de cada acionista a decisão final acerca da aceitação, ou não, da referida oferta.”

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“Art. 17. Compete ao Conselho de Administração: (...) (aa) manifestar-se favorável ou contrariamente a respeito de qualquer oferta pública de aquisição de ações que tenha por objeto as ações de emissão da Companhia, por meio de parecer prévio fundamentado, divulgado em até 15 (quinze) dias da publicação do edital da oferta pública de aquisição de ações, que deverá abordar, no mínimo (i) a conveniência e oportunidade da oferta pública de aquisição de ações quanto ao interesse do conjunto dos acionistas e em relação à liquidez dos valores mobiliários de sua titularidade; (ii) as repercussões da oferta pública de aquisição de ações sobre os interesses da Companhia; (iii) os planos estratégicos divulgados pelo ofertante em relação à Companhia; (iv) outros pontos que o Conselho de Administração considerar pertinentes, bem como as informações exigidas pelas regras aplicáveis estabelecidas pela CVM;”

Accordingly, this opinion will address the subjects considered relevant for a critical review of the Board of Directors, as to the aspects in the Offer, in compliance with the purposes in the Regulation of the Novo Mercado and the Bylaws of the Company. Nevertheless, this opinion should not represent the only source of information to the shareholders for making their decision as to the acceptance or rejection of the Offer, being clear that any reflection on the suitability and opportunity should consider the public information available on the Company and, principally, the concrete situation of each shareholder, including as to his capacity to comprehend, in its broad extension, the consequences of his decision of investment, for which he will be, at the end, the sole responsible.

Therefore, the Board of Directors strongly recommends to shareholders that, in addition to consulting with their legal and tax advisors, before deciding to adhere or not to the Offer, they seek, if finding necessary, the advice of other specialists, such as their security brokers, to take counsel regarding their decision on the investment.

Finally, the Board of Directors clarifies that the disclosure of the present opinion will occur, as established in the Novo Mercado Regulation and in the Bylaws of the Company, in fifteen (15) days as of 31 October 2017, date of publication of the Notice.

3. SUITABILITY AND OPPORTUNITY OF THE OPA

3.1. As to the interest of shareholders

The conclusion of the Transaction on 23 January 2017 imposed to the State Grid Brazil the obliggation to make a public offer for acquisition of shares, in conformity with provision in article 254-A of the Lei das S.A., with section 8.1 of the Novo Mercado Regulation, and with article 34 of the Bylaws of the Company.

The price of the Offer is equal to the price paid by the Offerer to the former controlling shareholders—as required by the Bylaws of the Company and by the New Market Regulation—reason for which is being assured to all shareholders and equal treatment, with no appropriation of any control premium by former controllers.

Dessa forma, este parecer abordará os temas considerados relevantes para análise crítica do Conselho de Administração quanto aos aspectos da Oferta, em atendimento à finalidade do Regulamento do Novo Mercado e do Estatuto Social da Companhia. No entanto, este parecer não deve representar a única fonte de informações dos acionistas para tomada de sua decisão quanto à aceitação ou rejeição da Oferta, sendo certo que a reflexão quanto à sua conveniência e à sua oportunidade deverá considerar as informações públicas da Companhia disponíveis e, principalmente, a situação concreta de cada acionista, inclusive quanto à sua capacidade de compreender, em toda a sua extensão, as consequências de sua decisão de investimento, pela qual serão, ao final, os únicos responsáveis.

Por isso, o Conselho de Administração recomenda fortemente aos acionistas que, além de consultarem seus assessores jurídicos e tributários antes de decidirem aderir ou não à Oferta, que busquem, se julgarem necessário, assessoria de outros especialistas, como seus corretores de valores, a fim de se aconselharem quanto à sua decisão de investimento.

Por fim, o Conselho de Administração esclarece que a divulgação do presente parecer ocorrerá, conforme previsto no Regulamento do Novo Mercado e no Estatuto Social da Companhia, dentro do prazo de 15 (quinze) dias contados de 31 de outubro de 2017, data da publicação do Edital.

3. CONVENIÊNCIA E OPORTUNIDADE DA OPA

3.1. Quanto ao interesse dos acionistas

A conclusão da Transação em 23 de janeiro de 2017 impôs à State Grid Brazil a obrigação de realizar uma oferta pública de aquisição de ações, em cumprimento ao disposto no artigo 254-A da Lei das S.A., no item 8.1 do Regulamento do Novo Mercado e no artigo 34 do Estatuto Social da Companhia.

O preço da Oferta é igual àquele pago pela Ofertante aos antigos acionistas controladores — como exigido pelo Estatuto Social da Companhia e pelo Regulamento do Novo Mercado — razão pela qual está sendo assegurado a todos os acionistas tratamento igualitário, não havendo apropriação de qualquer prêmio de controle pelos ex-controladores.

For information purposes, the following is underlined:

(i) Economic and financial situation of CPFL Energia: The Board of Directors has no knowledge of material alteration in the economic and financial situation of the Company that may result in a change of perception on the price of the Offer.

(ii) Considerations in relation to the price offered:

•       Multiples of EBITDA: the multiple implicit in the Transaction, at current prices, is approximately nine times (9x), slightly above the average multiples practiced in the market (cf. comparison made using as market information reports from sell-side analysts with coverage on the electric sector).

•       Market Price: The price offered in the Offer contemplates a premium of 21.6% (twenty-one point six percent) on the quotation of shares issued by CPFL Energia at the time of the first announcement of the Transaction (base 06/30/2016), and has been updated by the variation of the Selic Rate, calculated pro rata temporis from the closing of the Transaction, on 23 January 2017, up to the date of financial liquidation of the Offer. Since then, the market value of the shares has been substantially influenced by the perspective of effectuation of the Offer.

3.2. As to the liquidity of the securities

The Board of Directors stresses that the final result of the Offer will not be, by any measure, under its control, since it depends, solely and exclusively, on the individual decision of each shareholder to accept the Offer or not.

In this sense, and in view of the Offer having as objective the acquisition of up to the totality of the common shares issued by CPFL Energia outstanding in the market, (i) except those held directly or indirectly by the Offerer and (ii) those held under treasury by the Company, the shares of the Company may undergo a significant reduction in its liquidity, depending on the level of adhesion of the shareholders to the Offer.

A título informacional, destaca-se:

(i) Situação econômico-financeira da CPFL Energia: O Conselho de Administração não tem conhecimento de alterações materiais na situação econômico-financeira da Companhia que possam resultar em mudança de percepção acerca do preço da Oferta.

(ii) Considerações em relação ao preço ofertado:

•       Múltiplos de EBITDA: o múltiplo implícito na Transação, a preços atuais, é de aproximadamente 9x (nove vezes), um pouco superior aos múltiplos médios praticados no mercado (cf. comparação realizada utilizando-se como informação de mercado relatórios de analistas de sell-side com cobertura do setor elétrico).

•       Preço de Mercado – O preço oferecido na Oferta contempla um ágio de 21,6% (vinte e um vírgula seis por cento) sobre a cotação das ações de emissão da CPFL Energia à época do primeiro anúncio da Transação (base 30/06/2016), e vem sendo atualizado pela variação da Taxa Referencial do Sistema Especial de Liquidação e Custódia (SELIC), calculada pro rata temporis desde o fechamento da Transação, em 23 de janeiro de 2017, e até a data da liquidação financeira da Oferta. Desde então, o valor de mercado das ações vem sendo substancialmente influenciado pela perspectiva de realização da Oferta.

3.2. Quanto à liquidez dos valores mobiliários

O Conselho de Administração ressalta que o resultado final da Oferta não estará, em nenhuma medida, sob o seu controle, já que depende única e exclusivamente da decisão individual de cada acionista de aceitar ou não a Oferta.

Nesse sentido, tendo em vista que a Oferta tem por objeto a aquisição de até a totalidade das ações ordinárias de emissão da CPFL Energia em circulação no mercado, (i) excetuadas aquelas detidas direta ou indiretamente pela Ofertante e (ii) aquelas mantidas em tesouraria pela Companhia, as ações da Companhia poderão sofrer uma redução sensível de sua liquidez, a depender do nível de adesão dos acionistas à Oferta.

Nevertheless, the Board of Directors clarifies that, regardless of its result, the Offer will not imply in a change in the listing segment of the Company, which will remain listed in the Novo Mercado of B3, whose regulation requires the maintenance of a minimum percentage of outstanding shares.

It is possible, however, that immediately after the conclusion of the Offer, the Company may no longer observe the minimum percentage of outstanding shares required by the New Market Regulation. As contained in section 7.1 of the Notice, the new version of the Novo Mercado Regulation, which will be in force as of 2 January 2018, authorizes the temporary maintenance of outstanding shares at a percentage lower than the minimum established in that Regulation, for a period of eighteen (18) months, as of the dissociation, if noncompliance results from the performance of a public offer for acquisition of shares by alienation of control.

At the end of this period, should the Company fail to adjust the composition of its free float to the minimum percentage required by the Novo Mercado Regulation, then CPFL Energia will be subject to the sanctions established in the Novo Mercado Regulation, among them the compulsory exit from the Novo Mercado, which will depend on the conduction of public offer of shares having the same characteristics of the public offer of shares as a result of the voluntary exit from the Novo Mercado. To this measure, the Offer may affect the shareholders of stock issued by CPFL Energia who may have opted for not participating in the Offer.

4. REPERCUSSIONS OF THE OFFER ON THE INTERESTS OF THE COMPANY

The announcement of public offers for acquisition of shares may produce effects on the pattern of negotiation of shares object of the offer, or even on the day-to-day of the Company.

In the case of the Offer, the Board of Directors understands that its announcement has interfered, although it may be difficult to measure its extent, in the negotiation value of the shares issued by the Company, inasmuch as it is a public offer of shares mandatory and of previous knowledge of the market.

Nada obstante, o Conselho de Administração esclarece que, independentemente do seu resultado, a Oferta não implicará mudança do segmento de listagem da Companhia, que continuará listada no Novo Mercado da B3, cujo regulamento exige a manutenção de um percetual mínimo de ações em circulação.

É possível, no entanto, que, imediatamente após a conclusão da Oferta, a Companhia deixe de observar o percentual mínimo de ações em circulação exigido pelo Regulamento do Novo Mercado. Conforme consta do item 7.1 do Edital, a nova versão do Regulamento do Novo Mercado, que passará a vigorar em 2 de janeiro de 2018, autoriza a manutenção temporária de ações em circulação em percentual inferior ao mínimo previsto naquele Regulamento por um período de 18 (dezoito) meses, contados do desenquadramento, caso o descumprimento decorra da realização de uma oferta pública de aquisição de ações por alienação de controle.

Ao final desse período, caso a Companhia não consiga adequar a composição do seu free float ao percentual mínimo exigido pelo Regulamento do Novo Mercado, a CPFL Energia estará sujeita às sanções estabelecidas no Regulamento do Novo Mercado, entre elas a saída compulsória do Novo Mercado, que dependerá da realização de oferta pública de ações com as mesmas características da oferta pública de ações em decorrência de saída voluntária do Novo Mercado. Nessa medida, a Oferta poderá afetar os acionistas titulares de ações de emissão da CPFL Energia que tiverem optado por não participar da Oferta.

4. REPERCUSSÕES DA OFERTA SOBRE OS INTERESSES DA COMPANHIA

O anúncio de ofertas públicas de aquisição de ações pode produzir efeitos sobre o padrão de negociação das ações objeto da oferta, ou mesmo sobre o dia a dia da Companhia.

No caso da Oferta, o Conselho de Administração entende que seu anúncio interferiu, ainda que seja difícil mensurar o quanto, no valor de negociação das ações de emissão da Companhia, uma vez que se trata de oferta pública de ações obrigatória e de conhecimento prévio do mercado. Portanto, desde o anúncio da Transação, as ações de emissão da Companhia passaram a ser negociadas com a perspectiva de realização da Oferta, o que provavelmente vem influenciando substancialmente sua cotação em bolsa.

Therefore, since the announcement of the Transaction, the shares issued by the Company started to be negotiated with the perspective of concretization of the Offer, which probably has been substantially influencing its price at the stock exchange.

As to the activities of CPFL Energia and its economic and financial performance, there is no forecast of substantial change in relation to the perspectives of business to the Company, which may be caused by the effectuation of the Offer.

Finally, it is important to note that the Company has sought to adopt, during the period of the Offer, the necessary precautions to ensure the maintenance of the maximum attention of the Executive Officers in the businesses of the Company, in order to guarantee that, whatever the result of the Offer may be, CPFL Energia will continue to pursue its objectives, meeting the interests of its body of shareholders. Therefore, the Board of Directors understands that there is no negative repercussion of the Offer in relation to the interests of the Company.

5. STRATEGIC PLANS DISCLOSED BY THE OFFERER IN RELATION TO THE COMPANY

Although the administration of the Company has requested, the Offerer did not disclose any strategic plans to the Company, so the Board of Directors has no means to pronounce in this regard.

6. OTHER INFORMATION DEEMED RELEVANT

6.1. New Controlling Shareholder

The Offer results from the Transaction, through which the Offerer acquired the control of the Company, now holding the absolute majority of the shares issued by CPFL Energia. This way, the Company is now indirectly controlled by the State Grid Corporation of China (“SGCC”), one of the largest electric energy companies in the world, that provides electrical power for more than 80% of the chinese people, with annualy revenue of USD 310 billion. The recent investmentin CPFL Energia represents the most important investment of SGCC in assets outside China. Taking under consideration the new controller’s experience in the electrical power market, the experience and knowledge exchange between the two companies shal generate importante benefits to CPFL Energia in the future.

Quanto às atividades da CPFL Energia e seu desempenho econômico-financeiro, não há previsão de mudança substancial em relação às perspectivas de negócio para a Companhia, que possa ser causada pela realização da Oferta

Por fim, é importante notar que a Companhia procurou adotar, durante o período da Oferta, as precauções necessárias para assegurar a manutenção do máximo de atenção da Diretoria Executiva nos negócios da Companhia, de modo a garantir que, qualquer que seja o resultado da Oferta, a CPFL Energia prossiga perseguindo seus objetivos e atendendo aos interesses do conjunto de seus acionistas. Portanto, o Conselho de Administração entende que não há repercussão negativa da Oferta quanto aos interesses da Companhia.

5. PLANOS ESTRATÉGICOS DIVULGADOS PELO OFERTANTE EM RELAÇÃO À COMPANHIA

Embora a administração da Companhia tenha solicitado, a Ofertante não divulgou planos estratégicos para a Companhia, de modo que o Conselho de Administração não tem como se manifestar a respeito deste ponto.

6. OUTRAS INFORMAÇÕES JULGADAS RELEVANTES

6.1. Novo Acionista Controlador

A Oferta decorre da Transação, através da qual a Ofertante adquiriu o controle da Companhia, passando a deter a maioria absoluta das ações de emissão da CPFL Energia. Assim, a Companhia passou a ser indiretamente controlada pela State Grid Corporation of China (“SGCC”), uma das maiores empresas de energia elétrica do mundo, fornecendo energia para mais de 80% da população chinesa, com receitas anuais de USD 310 bilhões. O investimento recente na CPFL Energia representa o maior e mais importante investimento em ativos fora da China da SGCC. Considerando a expertise do novo controlador no setor de energia, a troca de experiencias e conhecimentos entre as duas companhias devem gerar benefícios importantes para a CPFL Energia no futuro..

6.2. Possible Additional Payment to Shareholders Accepting the Offer

Under the terms in section 7.2 of the Notice, the shareholders accepting the Offer will be entitled to the positive difference, if any, between the price received—updated by the Selic Rate, calculated pro rata temporis, from the date of liquidation, and adjusted by the changes in the number of shares resulting from bonus, breakdown, grouping, and conversions that may be made—and: (i) the price per share that would be due, or may be due, if verifying, within one (1) year as of the date of conduction of the auction of the Offer, a fact that could impose, or may impose, the conduction of a mandatory public offer of shares; or (ii) the amount that they may be entitled to if they still were shareholders and disagreed from a resolution of the Company deciding to approve the conduction of any corporate event allowing the exercise of the right of recess, when this event should occur within one (1) year as of the date of conduction of the auction of the Offer.

Moreover, under the terms in art. 14 of Instruction 361/02, the Company, the Offerer, and the individuals associated to the latter, may not perform a new public offer of shares, having as purpose the shares of the Company, in a period of one (1) year as of the auction of the Offer, except if so demanded to perform it, or if extending to those accepting the Offer the same conditions of the new public offer of shares, paying to them the updated difference of price, if any.

7. CONCLUSION

In face of the considerations and conclusions exposed in sections 3 to 6 above, the Board of Directors of the Company, in compliance with provision in section 4.8 of the Novo Mercado Regulation, and in article 17 (aa) of the Bylaws of CPFL Energia, pronounces favorably to the acceptance of the Offer by its shareholders, hereby warning that each shareholder bears the responsibility for the final decision on the acceptance of the Offer.

6.2. Possível Pagamento Adicional aos Acionistas que Aceitarem a Oferta

Nos termos do item 7.2 do Edital, os acionistas que aceitarem a Oferta farão jus à diferença positiva, se houver, entre o preço recebido — atualizado pela Taxa Selic, calculada pro rata temporis, desde a data da liquidação, e ajustado pelas alterações no número de ações decorrentes de bonificações, desdobramentos, grupamentos e conversões eventualmente ocorridos — e: (i) o preço por ação que seria devido, ou venha a ser devido, caso venha a se verificar, no prazo de 1 (um) ano contado da data de realização do leilão da Oferta, fato que impusesse, ou venha a impor, a realização de oferta pública de ações obrigatória; ou (ii) o valor a que teriam direito, caso ainda fossem acionistas e dissentissem de deliberação da Companhia que venha a aprovar a realização de qualquer evento societário que permita o exercício do direito de recesso, quando este evento se verificar dentro do prazo de 1 (um) ano, contado da data da realização do leilão da Oferta.

Ademais, nos termos do art. 14 da Instrução 361/02, a Companhia, o Ofertante e pessoas a ele vinculadas não poderão realizar uma nova oferta pública e ações, tendo por objeto as ações da Companhia, no prazo de 1 (um) ano, contado do leilão da Oferta, salvo se estiverem obrigados a fazê-lo ou vierem a estender aos aceitantes da Oferta as mesmas condições da nova oferta pública de ações, pagando-lhes a diferença de preço atualizada, se houver.

7. CONCLUSÃO

Diante das considerações e conclusões expostas nos itens 3 a 6 acima, o Conselho de Administração da Companhia, em cumprimento ao disposto no item 4.8 do Regulamento do Novo Mercado e no artigo 17, alínea (aa), do Estatuto Social da CPFL Energia, manifesta-se favoravelmente à aceitação da Oferta por seus acionistas, alertando, desde já, que é de cada acionista a responsabilidade pela decisão final acerca da aceitação da Oferta.

For this reason, the Board of Directors reiterates its recommendation to the shareholders of the Company to consult with their specialized advisors (financial, legal, tax, or any other that they may deem important), before making a final decision on the acceptance or rejection of the Offer, and also recommends a careful reading of all documents publicly available, in particular the Notice of the Offer.

Por essa razão, o Conselho de Administração reitera a recomendação aos acionistas da Companhia para que consultem seus assessores especializados (financeiros, legais, tributários ou quaisquer outros que julgarem importantes) antes de tomarem a decisão final acerca da aceitação ou rejeição da Oferta, bem como recomenda a atenta leitura de todos os documentos publicamente disponíveis, em especial o Edital da Oferta.